Exhibit 5.1

August 23, 2023

Reeds, Inc.

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

Re: Registration Statement on Form S-1, initially filed August 16, 2023, as amended August 23, 2023, Registration No. 333-274035

Ladies and Gentlemen:

We have acted as legal counsel to Reed’s, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2023, as amended August 23, 2023, under the Securities Act of 1933, as amended. The Registration Statement relates to the offering for resale, on a delayed or continuous basis, by the selling shareholders named in the Registration Statement up to an aggregate of 3,313,278 shares of our common stock, of which 257,743 shares (the “Shares”) are currently outstanding and 3,055,535 shares (the “Note Shares”) are issuable upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, the Company’s 10% secured convertible promissory notes, as amended (the “Notes”).

In rendering our opinions set forth below, we have reviewed (i) the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended; (ii) the Notes; and (iii) such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We also have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as copies; (ii) the genuineness of all signatures; and (iv) the legal capacity of natural persons.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that (i) the Shares are validly issued, fully paid and non-assessable, and (ii) the Note Shares have been duly and validly authorized, and when issued upon conversion of, or in satisfaction of amortization or interest make-whole payments with respect to, the Notes, will be validly issued, fully paid and non-assessable.

We are members of the bar of the California and New York. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement . In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Barton LLP

Barton LLP